SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

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Inverness Medical Innovations, Inc.
(Name of Registrant as Specified In Its Charter)

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April 9, 2007

Dear Fellow Stockholder:

You are cordially invited to attend Inverness Medical Innovations’ Annual Meeting of Stockholders on Thursday, May 17, 2007, at 12:30 p.m., local time, at our corporate headquarters located at 51 Sawyer Road, Suite 200, Waltham, MA 02453.

In addition to the matters described in the attached proxy statement, we will report on our activities for our fiscal year ended December 31, 2006. You will have an opportunity to ask questions and to meet your directors and executives.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Therefore, after reading the enclosed proxy statement, please complete, sign, date and return the enclosed proxy card promptly. You may also vote by telephone, or electronically over the Internet, by following the instructions on your proxy card.

We look forward to seeing you at the meeting. Your vote is important to us.

Cordially,

Ron Zwanziger
Chairman, Chief Executive Officer and President

INVERNESS MEDICAL INNOVATIONS, INC.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 17, 2007

Time:	12:30 p.m., local time

Place:	Inverness Medical Innovations, Inc. 51 Sawyer Road, Suite 200 Waltham, MA 02453

Purpose:

1.	Elect three Class III Directors to serve until the 2010 annual meeting of stockholders;

2.	Approve option grants to certain executives; and

3.	Conduct such other business as may properly come before the annual meeting and at any adjournment or postponement thereof.

Only stockholders of record on March 23, 2007 may vote at the annual meeting and at any adjournment or postponement thereof. This proxy solicitation material is being mailed to stockholders on or about April 9, 2007, and includes a copy of our 2006 Annual Report, which includes financial statements for the period ended December 31, 2006.

Our Board of Directors unanimously recommends you vote “FOR” each of the proposals presented to you in this proxy statement.

Your vote is important. Please cast your vote by mail, telephone or over the Internet by following the instructions on your proxy card.

Paul T. Hempel, Esq.
Secretary

April 9, 2007

i

ii

April 9, 2007

INVERNESS MEDICAL INNOVATIONS, INC.

51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453

PROXY STATEMENT
_ _

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Inverness Medical Innovations, Inc. for use at our 2007 Annual Meeting of Stockholders to be held on Thursday, May 17, 2007 at 12:30 p.m., local time, at our corporate headquarters located at 51 Sawyer Road, Suite 200, Waltham, MA, and at any adjournments or postponements of the annual meeting. References in this proxy statement to “us,” “we,” “our” and “Company” refer to Inverness Medical Innovations, Inc., except where otherwise indicated, such as in the “Compensation Committee Report” and the “2006 Audit Committee Report.”

General Information

Who May Vote

Holders of our common stock, as recorded in our stock register at the close of business on March 23, 2007, may vote at the annual meeting on matters properly presented at the meeting. As of that date, there were 46,562,857 shares of our common stock outstanding and entitled to one vote per share. A list of stockholders will be available for inspection for at least ten days prior to the meeting at the principal executive offices of the Company at 51 Sawyer Road, Suite 200, Waltham, MA 02453-3448.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Most stockholders have a choice of voting by using a toll free number, by submitting their vote over the Internet or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

How Proxies Work

Our Board of Directors (the “Board”) is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. With respect to the election of directors, you may vote for all, some or none of our director candidates. With respect to the proposal to approve option grants to certain executives (the “Executive Options”), you may vote for or against the proposal or abstain from voting.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of the approval of the Executive Options.

As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this proxy statement in accordance with applicable federal securities laws, the persons named in the proxy will vote your shares according to their best judgment.

Solicitation

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay all of the costs of soliciting this proxy. We also reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have also engaged The Altman Group to assist us with the solicitation of proxies, and we expect to pay The Altman Group approximately $6,500 for its services plus out-of-pocket expenses incurred during the course of its work.

Revoking a Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying the Company’s Secretary in writing.

Quorum

In order to carry on the business of the meeting, we must have a quorum. Under our bylaws, this means at least a majority of the voting power of all outstanding shares entitled to vote must be represented at the meeting, either by proxy or in person. Proxies marked as abstaining or withheld, limited proxies and proxies containing broker non-votes with respect to any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast on such matter. A “broker non-vote” is a proxy submitted by a broker or other nominee holding shares on behalf of a client in which the broker or other nominee indicates that it does not have discretionary authority to vote such shares on a particular matter.

Vote Required

Each proposal sets forth the vote required for approval of the matter.

Multiple Stockholders Sharing the Same  Address

Please note that brokers may deliver only one proxy statement to multiple security holders sharing an address. This practice, known as “householding” is designed to reduce printing and postage costs. If any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the Company will promptly deliver a separate copy to any stockholder upon written or oral request to Doug Guarino at Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453, by telephone at (781) 647-3900 or by e-mail at doug.guarino@invmed.com.

Corporate Governance

The Board of Directors

Our Board of Directors is currently comprised of nine members. The nine directors are divided into three classes as follows: three Class I Directors (John F. Levy, Jerry McAleer, Ph.D. and John A. Quelch), three Class II Directors (Carol R. Goldberg, Alfred M. Zeien and Ron Zwanziger) and three Class III Directors (Robert P. Khederian, David Scott, Ph.D. and Peter Townsend). The members of each class serve for a staggered three-year term and, at each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are expiring. The current terms of the Class I Directors, Class II Directors and Class III Directors will expire at the annual meetings of stockholders held following the end of calendar years 2007, 2008 and 2006, respectively. The Board has determined that the following directors are independent under the rules of the American Stock Exchange: Ms. Goldberg, Mr. Khederian, Mr. Levy, Mr. Quelch, Mr. Townsend and Mr. Zeien.

The Board held 11 meetings during the last fiscal year. We believe that it is important for, and we encourage, the members of the Board to attend annual meetings of stockholders. Last year, 7 members of the Board attended our annual meeting of stockholders.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each composed solely of directors who satisfy the applicable independence requirements of the American Stock Exchange’s listing standards. All three committees operate pursuant to written charters which are posted on the Corporate Governance page on our website at www.invmed.com.

The Audit Committee

The Audit Committee consists of Mr. Levy, its Chairperson, Mr. Townsend and Mr. Khederian. Among other things, the Audit Committee oversees our accounting and financial reporting processes, including the selection, retention and oversight of our independent auditor and the pre-approval of all auditing and non-auditing services provided by the independent auditor. The Audit Committee’s 2006 Audit Committee Report is included in this proxy statement beginning on page 25. The Board has determined that Mr. Levy is an “audit committee financial expert,” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Audit Committee held 10 meetings during fiscal year 2006.

The Compensation Committee

The Compensation Committee consists of Ms. Goldberg, its Chairperson, Mr. Zeien and Mr. Khederian. The Compensation Committee develops and implements executive officer and director compensation policies and plans that are appropriate for us in light of all relevant circumstances and which provide incentives that further our long-term strategic plans and are consistent with our culture and the overall goal of enhancing enduring stockholder value. Under its charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee, but to date it has not chosen to do so. During fiscal year 2006, the Compensation Committee held 4 meetings. The Compensation Discussion and Analysis recommended by the Compensation Committee to be included in this proxy statement begins on page 14. Among other things, the Compensation Discussion and Analysis describes in greater detail the Compensation Committee’s role in the executive compensation process.

The Nominating and Corporate Governance  Committee

Our Nominating and Corporate Governance Committee currently consists of Mr. Zeien, its Chairperson, Mr. Quelch and Mr. Levy. The Nominating and Corporate Governance Committee is charged with recommending nominees for election to the Board, overseeing the selection and composition of committees to the Board, developing and recommending corporate governance principles and overseeing our continuity planning process. The Nominating and Corporate Governance Committee conducts all necessary and appropriate inquiries into the backgrounds and qualifications of possible director candidates and has the authority to retain any search firm or other advisors to assist in identifying candidates to serve as directors. The Nominating and Corporate Governance Committee has established a policy with regard to the consideration of director candidates recommended by holders of our voting stock. The material elements of this policy are set forth and discussed below under “Stockholder Proposals” beginning on page 27 and the full policy can be viewed on the Corporate Governance page of our website at www.invmed.com. In identifying and evaluating director candidates, including candidates proposed or recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board. During fiscal year 2006, the Nominating and Corporate Governance Committee held 1 meeting.

Communications with the Board

Stockholders wishing to communicate with the Board should direct their communications to: Secretary, Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453. Stockholder communications must state the number of shares of our stock beneficially owned by the stockholder sending the communication. The Secretary will forward the communication to the Board or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, the Secretary has the authority to discard the communication and take any appropriate legal action.

Code of Ethics

Our Board has adopted a code of ethics that applies to all of our employees and agents world-wide, including our chief executive officer, our chief financial officer, our other executive officers and the members of the Board. Known as The Inverness Medical Innovations Business Conduct Guidelines, this code of ethics is posted in its entirety on the Corporate Governance page of our website at www.invmed.com.

Proposal 1

Election of Directors

At the 2007 annual meeting, the term of the Class III Directors will expire. The Board proposes, at the recommendation of the Nominating and Corporate Governance Committee, that at the 2007 annual meeting of stockholders the following nominees be elected as Class III Directors:

Robert P. Khederian
David Scott, Ph.D.
Peter Townsend

As noted above, each of these nominees is currently serving as a member of the Board. The proxies granted by stockholders will be voted individually at the annual meeting for the election of these three nominees. In the event that Mr. Khederian, Dr. Scott or Mr. Townsend shall be unable to serve, it is intended that the proxy will be voted for any replacements nominated by the Board. Mr. Khederian, Dr. Scott and Mr. Townsend have indicated that they will serve on the Board if elected. For information regarding these nominees, see “Information Regarding Nominees, Other Directors and Executive Officers.”

Vote Required

The Class III Directors must be elected by a plurality of the votes properly cast at the annual meeting. This means that the three nominees receiving the highest number of FOR votes will be elected as Class III Directors. Votes may be cast FOR or WITHHELD FROM each nominee. Votes that are WITHHELD FROM the nominees will be excluded entirely from the vote and will have no effect. Furthermore, if you hold your shares in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote and will have no effect. If, however, your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you fail to give instructions as to how you want your shares voted, the broker, bank or other nominee may vote the shares in their own discretion.

Recommendation

The Board unanimously recommends a vote FOR the election of the nominees listed above.

Information Regarding Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the three nominees for election as Class III Directors, the incumbent, continuing directors who are not up for election at this annual meeting and the executive officers who are not directors. This information has been furnished by the respective individuals.

Name	Age	Position

Ron Zwanziger	53	Chairman of the Board, Chief Executive Officer and President
David Scott, Ph.D.	50	Director, Chief Scientific Officer
Jerry McAleer, Ph.D.	51	Director, Vice President, Research and Development and Vice President, Cardiology
Hilde Eylenbosch, M.D.	43	President, Worldwide Consumer Diagnostics
David Toohey	50	President, Professional Diagnostics
John Yonkin	47	President, U.S. Point of Care and President, Nutritionals
Geoffrey Jenkins	55	Vice President, Worldwide Operations
Roger Piasio	68	Chief Scientific Officer, Binax, Inc.
John Bridgen, Ph.D.	60	Vice President, Strategic Business Development
Peter Welch	55	Vice President, European Business Development
David Teitel	43	Chief Financial Officer
Jon Russell	42	Vice President, Finance
Michael K. Bresson	49	Vice President, Mergers & Acquisitions
Paul T. Hempel	58	Senior Vice President and Secretary
Carol R. Goldberg	76	Director
Robert P. Khederian	54	Director
John F. Levy	60	Director
John A. Quelch	55	Director
Peter Townsend	72	Director
Alfred M. Zeien	77	Director

Nominees for Election as Class III Directors—Term Expiring 2010

Robert P. Khederian has served on the Board since July 31, 2001. Mr. Khederian is the Chairman of Belmont Capital, a venture capital firm he founded in 1996, and Provident Corporate Finance, an investment banking firm he founded in 1998. From 1984 through 1996, he was founder and Chairman of Medical Specialties Group, Inc., a nationwide distributor of medical products which was acquired by Bain Capital. Mr. Khederian is also the Chairman of the Board and Interim CEO of Cambridge Heart, Inc.. Mr. Khederian is a member of the Board’s Audit Committee and Compensation Committee.

David Scott, Ph.D., has served on the Board since July 31, 2001 and is our Chief Scientific Officer. Dr. Scott served as Chairman of Inverness Medical Limited, a subsidiary of our predecessor company, Inverness Medical Technology, from July 1999 through November 2001, when that company was acquired by Johnson & Johnson, and as a managing director of Inverness Medical Limited from July 1995 to July 1999. Dr. Scott served as Managing Director of Great Alarm Limited, a consulting company, from October 1993 to April 1995. Between October 1984 and September 1993, he held several positions at MediSense UK, serving most recently as Managing Director where he was responsible for managing product development, as well as the mass manufacture of one of its principal products, ExacTech.

Peter Townsend has served on the Board since May 30, 2001. Mr. Townsend served as a director of our predecessor company, Inverness Medical Technology, from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. From 1991 to 1995, when he retired, Mr. Townsend served as

Chief Executive Officer and a director of Enviromed plc, a medical products company currently known as Theratese plc. Mr. Townsend is a member of the Board’s Audit Committee.

Incumbent Class I Directors—Term Expiring 2008

John A. Quelch joined the Board on March 10, 2003. Since June, 2001, Mr. Quelch has been a professor and Senior Associate Dean at the Harvard Business School. From July 1998 through June 2001, he was Dean of the London Business School. Mr. Quelch also serves as a director of WPP Group plc, one of the world’s largest communications groups, Gentiva Health Services, Inc. and Pepsi Bottling Group and as Chairman of the Massachusetts Port Authority. He is a member of the Board’s Nominating and Corporate Governance Committee.

John F. Levy has served on the Board since May 30, 2001. Mr. Levy served as director of Inverness Medical Technology from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. Since 1993, he has been an independent consultant. Mr. Levy served as President and Chief Executive Officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993. Mr. Levy is Chairperson of the Board’s Audit Committee and is a member of the Nominating and Corporate Governance Committee.

Jerry McAleer, Ph.D., joined the Board on March 10, 2003. Dr. McAleer has also served as our Vice President, Research and Development since our inception in May 2001 and has served as our Vice President, Cardiology since early 2006. Dr. McAleer served as Vice President of Research and Development of our predecessor company, Inverness Medical Technology, from 1999 through November 2001, when that company was acquired by Johnson & Johnson. From 1995 to 1999, Dr. McAleer served as Director of Development of Inverness Medical Limited, Inverness Medical Technology’s primary research and development unit, where he headed the development of Inverness Medical Technology’s electrochemical glucose strips. Prior to joining Inverness Medical Technology, Dr. McAleer held senior research and development positions at MediSense from 1985 to 1993 and more recently, at Ecossensors, Inc., an environmental research company, where he was responsible for the development of electrochemically based assay systems.

Incumbent Class II Directors—Term Expiring 2009

Carol R. Goldberg has served on the Board since May 30, 2001. Ms. Goldberg served as a director of our predecessor company, Inverness Medical Technology, from August 1992 through November 2001, when that company was acquired by Johnson & Johnson. Since December 1989, she has served as President of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is Chairperson of the Board’s Compensation Committee.

Alfred M. Zeien has served on the Board since July 31, 2001. From 1991 until his retirement in 1999, Mr. Zeien served as Chairman and Chief Executive Officer of The Gillette Company, a consumer products company. Mr. Zeien currently serves on the boards of EMC Corporation, a publicly traded company, and Bernard Technologies, Inc. Mr. Zeien is Chairperson of the Board’s Nominating and Corporate Governance Committee and a member of its Compensation Committee.

Ron Zwanziger has served as our Chairman, Chief Executive Officer and President since our inception on May 11, 2001. Mr. Zwanziger served as Chairman, Chief Executive Officer and President of our predecessor company, Inverness Medical Technology, from its inception in 1992 through November 2001 when that company was acquired by Johnson & Johnson. From 1981 to 1991, he was Chairman and Chief Executive Officer of MediSense, a medical device company.

Executive Officers Who Are Not Directors

Hilde Eylenbosch, M.D., has served as our President, Worldwide Consumer Diagnostics since June 2006. Prior to assuming that title she served as Vice President, Consumer Diagnostics from July 2005 to June 2006, Vice President, Consumer Marketing from October 2004 to July 2005 and Vice President of International Women’s Health from November 2001 to October 2004. Dr. Eylenbosch served in the same capacity for our predecessor company, Inverness Medical Technology, from August 2001 until that company was acquired by Johnson & Johnson in November 2001. Prior to that, she held various positions at Inverness Medical Technology, including Director of U.S. Women’s Health from September 1998 through October 2000. When she joined Inverness Medical Technology in January 1995, Dr. Eylenbosch was responsible for marketing that company’s women’s health products in Europe. Before joining Inverness Medical Technology, Dr. Eylenbosch was employed by Synthelabo, a French pharmaceutical company, where she held various marketing positions.

David Toohey has served as our President, Professional Diagnostics since December 2005. Prior to that, he served as Vice President, Professional Diagnostics since October 2002, as Vice President, European Operations since February 2002, as Vice President, New Products from November 2001 through February 2002 and as Managing Director of our Unipath Limited subsidiary from December 2001 through October 2002. Mr. Toohey was employed by our predecessor company, Inverness Medical Technology, as its Vice President, New Products from May 2001 through November 2001, when that company was acquired by Johnson & Johnson. Prior to joining Inverness Medical Technology, Mr. Toohey served as Vice President of Operations at Boston Scientific Corporation’s Galway, Ireland facility where he oversaw its growth, from a start-up to Boston Scientific Corporation’s largest manufacturing facility, between 1995 and 2001. Prior to that time he held various executive positions at Bausch & Lomb, Inc., Digital Equipment Corp. and Mars, Inc.

John Yonkin has served as our President, U.S. Point of Care as well as President, Nutritionals since June 2006. Prior to that, he served as our Vice President, Nutritionals from April 2005 to June 2006 and Vice President, U.S. Sales and Marketing from November 2001 to April 2005. Mr. Yonkin served as Vice President of U.S. Sales of our predecessor company, Inverness Medical Technology, from October 1998 through January 2000 and as its General Manager from January 2000 through November 2001, when that company was acquired by Johnson & Johnson. He also served as Manager of Product Development for Inverness Medical Technology from October 1997 until October 1998. From January 1995 to September 1997, Mr. Yonkin was Director of National Accounts for Genzyme Genetics, a subsidiary of Genzyme, Inc., a leader in genetic testing services for hospitals, physicians and managed healthcare companies.

Geoffrey Jenkins has served as our Vice President, Worldwide Operations since September 2005. He has over twenty-five years of operational experience in professional and consumer healthcare companies. In October 2000, he co-founded UV-Solutions, LLC, a product development company specializing in flash-based, germicidal, ultra-violet sterilization technology. Prior to UV-Solutions, Mr. Jenkins joined MDI Instruments, Inc. as Chief Operating Officer in June 1997 and was appointed President in January 1999. MDI Instruments developed and marketed both consumer and professional diagnostic devices for the early detection of ear infections. The company was acquired by Beckton Dickinson in 1999. From 1984 through May 1997, Mr. Jenkins served as Vice President of Operations for MediSense, Inc., an international developer, manufacturer and marketer of professional and consumer diagnostics. He was responsible for MediSense’s domestic and international operations related to blood glucose monitors.

Roger Piasio joined our company in March 2005 as Chief Scientific Officer of Binax, Inc. upon our acquisition of Binax. He also served as General Manager of Binax from March 2005 until February 2007. Prior to our acquisition of Binax, Mr. Piasio served as President and Chief Executive Officer of Binax since 1986. Prior to founding Binax, Mr. Piasio was co-founder and Senior Vice President of Research and Development at Ventrex Laboratories, which introduced the first rapid ELISA physician office tests in the United States for pregnancy and strep throat.

John Bridgen, Ph.D., joined our company in September 2002 upon our acquisition of Wampole Laboratories. Dr. Bridgen served as President of Wampole from August 1984 until September 2005. He currently serves as our Vice President, Strategic Business Development. Prior to joining Wampole, Dr. Bridgen had global sales and marketing responsibility for the hematology and immunology business units of Ortho Diagnostic Systems Inc., a Johnson & Johnson company.

Peter Welch joined us when we acquired the Unipath business from Unilever in December 2001 and he has served as Vice President, European Business Development since October 2006. Prior to that, he was Managing Director of Unipath Limited from May 2004 having previously been Vice President, Commercial &

Chief Financial Officer of Unilever’s Unipath business since 1986, where, for much of that time, he was responsible for Unipath’s licensing and enforcement of intellectual property.

David Teitel was appointed as our Chief Financial Officer in December 2006. Mr. Teitel has over 20 years of public and private company finance experience including nine years of audit experience at Arthur Andersen. From 2001 to 2003, Mr. Teitel was Chief Financial Officer for Curaspan, Inc., a start-up software and service provider to healthcare providers. Mr. Teitel joined the Company in December 2003 as Director of Finance Operations and assumed the title Vice President, Finance in December 2004.

Jon Russell was appointed our Vice President, Finance in December 2006. In this role, Mr. Russell oversees financial systems management and integration and shares responsibility for external communications with the CEO. Previously, Mr. Russell was CFO of Wampole Laboratories, LLC. He has over 17 years of experience in finance and operations management, including senior operational finance positions in North America and Europe with Precision Castparts Corporation, Vertex Interactive, Inc. and Genicom Corporation. Mr. Russell began his career at Ernst & Young LLP.

Michael K. Bresson rejoined us as Vice President, Mergers & Acquisitions, in January 2007 after serving as President of LifeTrac Systems Incorporated from February 2006 to December 2006. Previously, Mr. Bresson served as our Vice President, Business Development, from May 2005 to February 2006. From 1998 until January 2005, he was employed at Apogent Technologies Inc. (now part of Thermo Fisher Scientific Inc.), last serving as Apogent’s Executive Vice President—Administration, General Counsel and Secretary. Prior to joining Apogent in 1998, Mr. Bresson was a partner at the law firm of Quarles & Brady LLP.

Paul T. Hempel served as our General Counsel and Secretary since our inception on May 11, 2001. In April 2006, Mr. Hempel became Senior Vice President in charge of leadership development, while retaining his role as Secretary and oversight of legal affairs. Mr. Hempel served as General Counsel and Assistant Secretary of our predecessor company, Inverness Medical Technology, from October 2000 through November 2001, when that company was acquired by Johnson & Johnson. Prior to joining Inverness Medical Technology, he was a founding stockholder and Managing Director of Erickson Schaffer Peterson Hempel & Israel PC from 1996 to 2000. Prior to 1996, Mr. Hempel was a partner and managed the business practice at Bowditch & Dewey LLP.

Proposal 2
Approval of Grant of Options Under Our 2001 Stock Option and Incentive
Plan to Our Key Executive Officers

On February 15, 2007, our Compensation Committee approved, under the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan (the “2001 Option Plan”), but subject to stockholder approval, grants of options to purchase an aggregate of 575,000 shares of our common stock to the following key executive officers in the amounts indicated (collectively, the “Executive Options”):

Executive Officer	Shares Underlying Options

Ron Zwanziger	300,000
Chairman, CEO and President
David Scott, Ph.D.	150,000
Chief Scientific Officer
Jerry McAleer, Ph.D.	125,000
Vice President, Research and Development and Vice President, Cardiology

As discussed under “Compensation Discussion & Analysis” beginning on page 14 of this proxy statement, the objective of our executive compensation program is to attract, retain and motivate talented and dedicated executives and to include, as a portion of their compensation packages, long-term equity incentive compensation. Because the performance-based awards granted to these key executive officers under the 2001 compensation packages lapsed at the end of 2005, the Compensation Committee approved the Executive Options, subject to stockholder approval.

While stockholder approval of option grants is not required under the terms of the 2001 Option Plan, the Compensation Committee decided to submit these particular grants to stockholders for approval. If the stockholders do not approve the Executive Options, the options will not be granted to the key executives. However, we reserve the right to make future grants of options and other forms of incentive compensation to our key executive officers.

The Executive Options are being granted under the 2001 Option Plan and are subject to the terms and conditions of the 2001 Option Plan. The Executive Options are non-qualified options under the 2001 Option Plan. Twenty five percent (25%) of the shares subject to each option will vest on each of the first four anniversaries of the effective date of grant of the Executive Option, subject to continued employment on such vesting dates. The exercise price per share of the common stock subject to the Executive Options will be the closing price of our common stock as reported on the American Stock Exchange on the effective date of grant. The effective date of grant of each Executive Option will be the date on which stockholder approval of the Executive Options is obtained. The Executive Options will expire on the tenth anniversary of the effective date of grant. In accordance with the terms of the 2001 Option Plan, in the event of a “change of control” (as defined in the 2001 Option Plan), the Executive Options will automatically become fully exercisable.

Based solely on the closing price of our common stock as reported on the American Stock Exchange on March 23, 2007 of $43.69 per share, the aggregate market value of the shares of common stock underlying the Executive Options is $25,121,750.

Material Federal Income Tax Consequences

The following discussion describes the material federal income tax consequences of non-qualified stock option grants under the 2001 Option Plan. It does not describe all federal tax consequences under the 2001 Option Plan, nor does it describe state or local tax consequences.

Non-Qualified Options.  With respect to non-qualified options under the 2001 Option Plan, no income is realized by the optionee at the time the option is granted. Generally,

•	at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and

•	at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held.

Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock.

Parachute Payments.  The vesting or exercisability of any portion of any option or other award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Internal Revenue Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment in addition to other taxes ordinarily payable.

Limitation on Our Deductions.  As a result of Section 162(m) of the Internal Revenue Code, our deduction for certain awards under the 2001 Option Plan may be limited to the extent that a covered employee receives compensation in excess of $1,000,000 in such taxable year, other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Internal Revenue Code.

Vote Required

The approval of the grant of the Executive Options requires the affirmative vote of a majority of the votes properly cast for and against the proposal. In accordance with Delaware law and our bylaws, abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect.

Recommendation

The Board unanimously recommends a vote FOR the approval of the grant of the Executive Options.

Principal Stockholders

The following table furnishes information as to shares of our common stock beneficially owned by:

•	each person or entity known by us to beneficially own more than five percent of our common stock;

•	each of our directors;

•	each of our “named executive officers” (as defined in “Compensation of Executive Officers and Directors” on page 19); and

•	all of our directors and executive officers as a group.

Unless otherwise stated, beneficial ownership is calculated as of February 1, 2007. For the purpose of this table, a person, group or entity is deemed to have “beneficial ownership” of any shares that such person, group or entity has the right to acquire within 60 days after such date through the exercise of options or warrants.

Security Ownership of Certain Beneficial Owners and Management

	Common Stock
	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner (1)	Ownership (2)	Class (3)

FMR Corp.(4)	5,819,013	12.59%
Zwanziger Family Ventures, LLC(5)	1,806,696	3.91%
Ron Zwanziger(6)	3,361,513	7.25%
David Scott, Ph.D.(7)	745,781	1.60%
Jerry McAleer, Ph.D.(8)	672,139	1.44%
Christopher J. Lindop(9)	15,191	*
David Teitel(10)	13,298	*
David Toohey(11)	107,298	*
John Bridgen, Ph.D.(12)	84,297	*
Carol R. Goldberg(13)	104,003	*
Robert P. Khederian(14)	153,334	*
John F. Levy(15)	147,027	*
John A. Quelch(16)	33,334	*
Peter Townsend(16)	33,334	*
Alfred M. Zeien(16)	33,334	*
All current executive officers and directors (20 persons)(17)	5,996,671	12.55%

*	Represents less than 1%

(1)	The address of each director or executive officer (and any related persons or entities) is c/o the Company at its principal office.

(2)	Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.

(3)	The number of shares outstanding used in calculating the percentage for each person, group or entity listed includes the number of shares underlying options and warrants held by such person or group that were exercisable within 60 days from February 1, 2007, but excludes shares of stock underlying options and warrants held by any other person.

(4)	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2007 by FMR Corp. The address provided therein for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(5)	Consists of 1,769,902 shares of common stock and 36,794 shares of common stock underlying warrants exercisable within 60 days from February 1, 2007. Ron Zwanziger, our Chairman, Chief Executive Officer and President, and Janet M. Zwanziger, his spouse, are the managers of Zwanziger Family Ventures, LLC and each have shared voting and investment power over these securities.

(6)	Consists of 3,217,078 shares of common stock and 144,435 shares of common stock underlying options and warrants exercisable within 60 days from February 1, 2007. Of the shares attributed to Mr. Zwanziger, 785,783 shares of common stock are owned by Mr. Zwanziger as Trustee of the Zwanziger 2004 Annuity Trust, and 1,652,476 shares of common stock and 36,794 shares of common stock issuable upon the exercise of warrants are owned by Zwanziger Family Ventures, LLC, a limited liability company managed by Mr. Zwanziger and his spouse. Of the other shares attributed to him, Mr. Zwanziger disclaims beneficial ownership of (i) 2,600 shares owned by his wife, Janet M. Zwanziger, and (ii) 9,450 shares owned by the Zwanziger Goldstein Foundation, a charitable foundation for which Mr. Zwanziger and his spouse, along with three others, serve as directors.

(7)	Consists of 450,554 shares of common stock and 295,227 shares of common stock underlying options exercisable within 60 days from February 1, 2007.

(8)	Consists of 276,559 shares of common stock and 395,580 shares of common stock underlying options exercisable within 60 days from February 1, 2007.

(9)	Consists of 15,191 shares of common stock. Mr. Lindop resigned as Chief Financial Officer on December 8, 2006.

(10)	Consists of 798 shares of common stock and 12,500 shares of common stock underlying options exercisable within 60 days from February 1, 2007.

(11)	Consists of 6,167 shares of common stock and 101,131 shares of common stock underlying options exercisable within 60 days from February 1, 2007.

(12)	Consists of 2,633 shares of common stock and 81,664 shares of common stock underlying options exercisable within 60 days from February 1, 2007.

(13)	Consists of 70,669 shares of common stock and 33,334 shares of common stock underlying options exercisable within 60 days from February 1, 2007.

(14)	Consists of 120,000 shares of common stock and 33,334 shares of common stock underlying options exercisable within 60 days from February 1, 2007.

(15)	Consists of 104,118 shares of common stock and 42,909 shares of common stock underlying warrants and options exercisable within 60 days from February 1, 2007. Mr. Levy disclaims beneficial ownership of 741 shares of common stock and warrants to purchase 266 shares of common stock owned by a charitable remainder unitrust.

(16)	Consists of 33,334 shares of common stock underlying options exercisable within 60 days from February 1, 2007.

(17)	Includes 1,457,216 shares of common stock underlying options or warrants exercisable within 60 days from February 1, 2007.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation paid to our three key executives, as defined below, our chief financial officer, or our CFO, our former CFO, and our other two most highly-compensated executive officers. These officers are collectively referred to as the named executive officers. Our key executives are Ron Zwanziger, CEO; David Scott, Ph. D., Chief Scientific Officer and Jerry McAleer, Ph. D., Vice President, Research and Development and Vice President, Cardiology.

Philosophy and Objectives

The objective of our executive compensation program is to attract, retain and motivate the talented and dedicated executives who are critical to our goals of continued growth, innovation, increasing profitability and ultimately maximizing shareholder value. Specifically, we seek to attract and reward executives who display certain fundamental leadership characteristics for hiring and promotion that we have identified as consistent with our company goals and culture. We provide these executives with what we believe to be a competitive total compensation package consisting primarily of base salary, long-term equity incentive compensation and a broad-based benefits program. Our compensation program is designed to reward each executive’s individual performance by considering generally their past and potential contribution to our achievement of key strategic goals such as revenue generation, margin improvement and the establishment and maintenance of key strategic relationships. Our executive compensation program aims to provide a compensation package which is competitive in our market sector and, more important, relevant to the individual executive.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long term value for our company and our stockholders. Accordingly, (i) we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and (ii) we provide non-cash compensation, primarily in the form of stock-based awards, to reward superior performance against long-term strategic goals.

Executive Compensation Process

The compensation of our named executive officers, as well as our other executive officers, is reviewed by our Compensation Committee at least annually for consistency with the objectives described above. Our management, including our CEO, participates in this review by making its own recommendations as to the compensation of our executive officers to the Compensation Committee. The Compensation Committee considers the recommendations of management in assessing executive compensation but also relies on other data and resources and may utilize the services of a compensation consultant in reviewing and determining executive compensation.

In reviewing executive compensation, the Compensation Committee and management also consider the practices of comparable companies of similar size, geographic location and market focus. Management and the Compensation Committee utilize the Radford Global Life Sciences Survey, a subscription service that provides comprehensive baseline compensation data on positions at the executive, management and professional levels, including salary, total cash compensation, options and equity compensation, and occasionally collect and analyze publicly available compensation data and other subscription compensation survey data. While benchmarking may not always be appropriate as a standalone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this compensation information is an important part of our compensation-related decision making process. The Compensation Committee did not utilize the services of a compensation consultant during 2006. For 2007, however, the Compensation Committee has engaged a compensation consultant, Pearl Meyer & Company, to assist the committee in assessing executive compensation. Specifically, the Committee has engaged Pearl Meyer to review and provide guidance with respect to the CEO’s recommendations as to the total cash compensation paid to our executive officers.

In determining each component of an executive’s compensation, numerous factors are considered, including:

•	The individual’s particular background and circumstances, including prior relevant work experience;

•	The demand for individuals with the executive’s specific expertise and experience;

•	The individual’s role with us and the compensation paid to similar persons determined through benchmark studies;

•	The individual’s performance and contribution to our achievement of company goals and objectives; and

•	Comparison to other executives within our company.

In considering the compensation paid to our three key executives, as identified above, our Compensation Committee also considered in particular the compensation packages awarded to the key executives during 2001 in anticipation of our split-off from Inverness Medical Technology, or the 2001 compensation packages. The 2001 compensation packages, which were approved by the stockholders of Inverness Medical Technology (who became our stockholders at the time of the split-off), were comprehensive, multi-year packages providing for compensation through 2006. They were designed to (i) ensure that the key executive remained with us after the split-off, (ii) properly compensate the key executive for the risks they were assuming in committing to guide a newly-formed entity with no independent track record and no existing trading market for its stock and (iii) reward the key executive in the event we met aggressive market-based performance goals.

The 2001 compensation packages consisted of both stock-based awards, fixed cash bonuses and a performance-based bonus plan. With respect to the stock-based awards, Mr. Zwanziger was given the opportunity to purchase, and did purchase, 1,168,191 shares of restricted stock vesting over four years (all of which are now fully vested). Dr. Scott and Dr. McAleer were granted options to purchase 399,381 and 379,413 shares, respectively, of restricted stock vesting over four years. Dr. Scott’s option, and a portion of Dr. McAleer’s option, were exercised using promissory notes, as discussed under “Certain Relationships and Related Transactions—Indebtedness of Certain Executive Officers and Directors” on page 26 of this proxy statement. With respect to the fixed cash bonuses, for each of fiscal years 2001 through 2006 each key executive received the following year-end bonuses payable during the month of January of the following year:

	Annual Bonus	Annual Bonus
Key Executive	2001	2002-2006

Ron Zwanziger	$225,000	$550,000
David Scott	$55,000	$125,000
Jerry McAleer	$50,000	$120,000

The 2001 compensation packages also included an additional bonus plan which provided that each of the key executives would automatically be granted ten-year, non-qualified stock options if our common stock achieved specified stock price targets by specified target dates. These awards have lapsed.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary.  Generally, annual base salary for a particular individual is established based on the factors discussed above and is intended to be near the average of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, although other elements of compensation, including past and present grants of stock-based awards, may also be considered. The Compensation Committee believes that a competitive base salary is necessary to attract and retain a management team with the request skills to lead our company. The base salary of the key executives had not been adjusted since 2001 because our Compensation Committee determined that their salaries remained fair and equitable when considering all elements of the 2001 compensation packages. During 2006, our Compensation Committee considered the fact that the performance-based awards under the 2001 compensation plan lapsed at the end of 2005 and the annual cash bonuses described above would cease after 2006. As a result, the Compensation Committee recommended that the salaries of the Mr. Zwanziger, Dr. Scott and Dr. McAleer be increased to $750,000, $600,000, and $500,000, respectively. Our Board of Directors (in the absence of the key executives who are also directors) approved these new salaries effective July 1, 2006. Additionally, David Teitel’s salary was increased to $215,000 in December 2006, upon his promotion to Chief Financial Officer.

Bonuses.  Our key executives received the cash bonuses described above as part of the shareholder-approved 2001 compensation packages. During 2006, our Compensation Committee increased the annual salary of the key executives but decided not to renew or replace the annual cash bonuses which were a part of the 2001 compensation packages. Our other named executive officers did not receive bonuses during 2006, although David Teitel did receive a $5,000 bonus on January 13, 2006 prior to becoming an executive officer of the Company. While our Compensation Committee reserves the right to grant cash or non-cash bonuses as a performance incentive or reward, it currently has no plans to grant bonuses to the named executive officers during 2007. Cash bonuses are generally not a regular or important element of our executive compensation strategy and we focus instead on stock-based awards designed to reward long-term performance.

Stock Option and Stock-Based Awards.  We believe long-term performance is best stimulated through an ownership culture that encourages such performance through the use of stock-based awards. The Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan, or the 2001 Option Plan, was established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders and with our long-term success. The Compensation Committee believes that the use of stock options and other stock-based awards offers the best approach to achieving our long-term compensation goals.

While the 2001 Option Plan allows our Compensation Committee to grant a number of different types of stock-based awards, other than one restricted stock grant made to Mr. Zwanziger in 2001 as part of the 2001 compensation package, we have relied exclusively on stock options to provide equity incentive compensation. Stock options granted to our executive officers have an exercise price equal to the fair market value of our common stock on the grant date, typically vest 25% per annum based upon continued employment over a four-year period, and generally expire ten years after the date of grant. Stock option grants to our executive officers are made in connection with the commencement of employment, in conjunction with an annual review of total compensation and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. Proposals to grant stock options to our executive officers are made by our CEO to the Compensation Committee. With respect to proposals for grants made to our executive officers, the Committee reviews competitive compensation survey data, as discussed above, individual performance, the executive’s existing compensation and other retention considerations. The Compensation Committee considers the Black-Scholes valuation of each proposed stock option grant in determining the number of options subject to each grant.

Generally, stock option grants to executive officers have been made in conjunction with meetings of the Board of Directors. During 2007, we adopted a stock option granting policy that includes the following elements:

•	Options to purchase shares of our common stock shall be granted effective as of the last calendar day of the following months: February, April, June, August, October and December (each such date a “Grant Date”);

•	For each employee (or prospective employee) that is not (or, upon hire, will not be) subject to Section 16 of the Exchange Act, the CEO shall have the authority to grant, in his sole discretion, an option or options to purchase up to an aggregate of 5,000 shares of common stock (on an annual basis); provided, however, that total number of shares of common stock underlying such options grants shall not exceed 150,000 per calendar year.

•	The Compensation Committee must approve all other stock option grants. Grants by the Compensation Committee must be approved only at a meeting of the Compensation Committee and not by written consent.

•	Grants of options approved for existing employees, shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant Date following the date of approval (except that any grants subject to stockholder approval shall be effective as of the date of stockholder approval).

•	Options approved for new hires, including those hired through acquisitions, shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant Date following the later of (i) the date of such approval or (ii) the date on which the new hire’s employment commences.

We have not adopted stock ownership guidelines.

During 2006, David Teitel was granted options to purchase 25,000 shares of common stock. The rationale for these grants is discussed on page 20 of this proxy statement. In addition, during 2007 our Compensation Committee considered the fact that the performance-based awards under the 2001 compensation packages lapsed at the end of 2005 and approved grants of stock options to purchase 300,000, 150,000 and 125,000 shares of common stock to Ron Zwanziger, David Scott and Jerry McAleer, respectively. These grants are the subject of Proposal 2 to this proxy statement.

Other Compensation.  Our named executive officers do not have employment agreements. The named executive officers are not eligible to participate in, and do not have any accrued benefits under, any Company-sponsored defined benefit pension plan. They are eligible to, and in some case do, participate in defined contributions plans, such as a 401(k) plan, on the same terms as other employees. The terms of these defined contribution plans vary depending on the jurisdiction of employment of the executive. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently lower than median competitive levels for comparable companies. Finally, all of our executives are eligible to participate in our other employee benefit plans, including, medical, dental, life and disability insurance.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation of over $1,000,000 to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with the exemptions available under Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with these exemptions when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

We, the Compensation Committee, have reviewed and discussed the Compensation and Discussion and Analysis beginning on page 14 of this proxy statement with management.

Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Carol R. Goldberg, Chairperson
Alfred M. Zeien, Member
Robert P. Khederian, Member

Compensation of Executive Officers and Directors

Set forth below is information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer, our three other most highly compensated executive officers, and one of our key executive officers for the fiscal year 2006. Such officers are collectively referred to as the “named executive officers.”

Summary Compensation Table.  The following table sets forth information regarding the named executive officers’ compensation for fiscal year 2006.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)	($)(2)	($)	($)	($)(3)	($)

Ron Zwanziger	2006	$550,000	$550,000	—	—	—	—	$999	$1,100,999
Chairman, Chief Executive Officerand President

David Teitel(4)	2006	$192,885	$5,000	—	$63,322	—	—	$6,327	$267,534
Chief Financial Officer

John Bridgen, Ph.D.	2006	$363,600	—	—	$191,572	—	—	$7,590	$562,762
Vice President, Strategic Business Development

David Toohey(5)	2006	$426,924	—	—	$68,310	—	—	$63,824	$559,058
President, Professional Diagnostics

David Scott, Ph.D.(6)	2006	$431,177	$125,000	—	—	—	—	—	$556,177
Chief Scientific Officer

Jerry McAleer, Ph. D.(5)	2006	$364,111	$120,000	—	—	—	—	—	$484,111
Vice President, Research & Development and Vice President, Cardiology

Christopher J. Lindop(7)	2006	$375,000	—	—	$221,782	—	—	$7,590	$604,372
Former Chief Financial Officer

(1)	Except with respect to David Teitel, the amounts in this column reflect bonuses paid as part of the shareholder-approved 2001 compensation packages described in the “Compensation Discussion and Analysis” section beginning on page 14 of this proxy statement. The 2001 compensation packages, which were awarded in anticipation of our spin off from Inverness Medical Technology, provided in part for fixed cash bonuses to be paid through 2006, the final year of the 2001 compensation packages.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 15 in the notes to our audited consolidated financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 26, 2007.

(3)	The amounts in this column include (a) matching contributions made by our company to our defined contribution plans in the amount of $5,654, $6,600, $63,824 and $6,600 on behalf of Mr. Teitel, Dr. Bridgen, Mr. Toohey and Mr. Lindop, respectively, and (b) life insurance premiums paid by our company in the amount of $990, $673, $990 and $990 on behalf of Mr. Zwanziger, Mr. Teitel, Dr. Bridgen and Mr. Lindop, respectively.

(4)	Mr. Teitel was appointed as Chief Financial Officer on December 8, 2006.

(5)	Salary and other compensation paid in Euros. Euros were converted to U.S. dollars using the average exchange rate for the year reported.

(6)	Salary and other compensation paid in British pounds. British pounds were converted to U.S. dollars using the average exchange rate for the year reported.

(7)	Mr. Lindop resigned as Chief Financial Officer on December 8, 2006.

Grants of Plan-Based Awards.  The following table sets forth certain information with respect to options granted to the named executive officers in fiscal year 2006.

Grants of Plan-Based Awards

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:		Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Value
		Under			Under Equity			Shares of	Securities	Base Price	of Stock
		Non-Equity Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	of Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(1)	($ / Sh)(2)	Awards(3)

Ron Zwanziger	—	—	—	—	—	—	—	—	—	—	—
David Teitel	10/04/06	—	—	—	—	—	—	—	5,000	$34.40	$82,869
	12/15/06	—	—	—	—	—	—	—	20,000	$38.10	$367,130
John Bridgen, Ph.D.	—	—	—	—	—	—	—	—	—	—	—
David Scott, Ph.D.	—	—	—	—	—	—	—	—	—	—	—
David Toohey	—	—	—	—	—	—	—	—	—	—	—
Jerry McAleer, Ph.D.	—	—	—	—	—	—	—	—	—	—	—
Christopher J. Lindop	—	—	—	—	—	—	—	—	—	—	—

(1)	All stock option awards were made under our 2001 Stock Option and Incentive Plan.

(2)	The exercise price of the stock option awards is equal to the closing price of the common stock on the grant date as reported by the American Stock Exchange.

(3)	The amounts in this column reflect the grant date fair value of each option award computed in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note 15 of the notes to our audited consolidated financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 26, 2007.

Mr. Teitel was granted options to purchase 5,000 shares at a Board of Directors meeting held on October 4, 2006 in his role as Vice President, Finance prior to his promotion to Chief Financial Officer. In connection with his appointment as CFO on December 8, 2006, the Board of Directors granted Mr. Teitel an option to purchase 20,000 shares. The terms of these options provide for vesting in four equal annual installments, commencing on the first anniversary of the date of grant. The options will expire on the tenth anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth certain information with respect to unexercised options held by the named executive officers at the end of fiscal year 2006.

Outstanding Equity Awards at Fiscal Year-End

						Stock Awards
									Equity
	Option Awards							Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)(1)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date(2)	(#)	($)	(#)	($)

Ron Zwanziger	6,702	—	—	$14.92	2-12-2011	—	—	—	—
	23,298	—	—	$14.92	2-12-2011
	65,000	—	—	$17.15	12-20-2011
	5,065	—	—	$15.55	8-23-2012
	7,576	—	—	$21.78	12-31-2013
David Teitel	7,500	2,500	—	$21.38	12-11-2013	—	—	—	—
	5,000	5,000	—	$24.25	12-17-2014
	—	5,000	—	$34.40	10-4-2016
	—	20,000	—	$38.10	12-15-2016
John Bridgen, Ph.D.	50,000	—	—	$11.75	9-20-2012	—	—	—	—
	6,664	—	—	$21.78	12-31-2013
	25,000	25,000	—	$24.25	12-17-2014
David Scott, Ph.D.	14,000	—	—	$1.71	10-13-2008	—	—	—	—
	50,000	—	—	$2.44	8-16-2009
	24,000	—	—	$14.92	2-12-2011
	199,691	—	—	$15.47	11-30-2011
	2,284	—	—	$15.60	9-3-2012
	5,252	—	—	$21.78	12-31-2013
David Toohey	10,000	—	—	$11.80	3-15-2011	—	—	—	—
	75,000	—	—	$15.47	11-30-2011
	3,631	—	—	$15.55	8-23-2012
	12,500	12,500	—	$24.25	12-17-2014
Jerry McAleer, Ph.D.	14,000	—	—	$1.71	10-13-2008	—	—	—	—
	40,000	—	—	$2.44	8-16-2009
	16,000	—	—	$14.92	2-12-2011
	189,706	—	—	$15.47	11-30-2011
	129,413	—	—	$16.76	12-2-2011
	1,805	—	—	$15.60	9-3-2012
	4,656	—	—	$21.78	12-31-2013
Christopher J. Lindop(3)	5,231	18,750	—	$24.20	9-21-2013	—	—	—	—

(1)	Unless otherwise noted, options become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	Unless otherwise noted, the expiration date of each option occurs 10 years after the date of grant of such option.

(3)	By their terms, the exercisable options were set to expire 90 days after Mr. Lindop’s last day of employment with the Company on December 31, 2006. All such options were exercised prior to expiration.

Option Exercises and Stock Vested.  The following table sets forth certain information with respect to options exercised by the named executive officers in fiscal year 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)

Ron Zwanziger	—	—	—	—
David Teitel	—	—	—	—
John Bridgen, Ph.D.	—	—	—	—
David Scott, Ph.D.	—	—	—	—
David Toohey	—	—	—	—
Jerry McAleer, Ph.D.	10,000	$255,200	—	—
Christopher J. Lindop	58,454	$826,632	—	—

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

Non-Qualified Defined Contribution and Other Non-Qualified Deferred Compensation Plans.  The following table sets forth certain information with respect to a named executive officer’s participation in a non-qualified defined contribution plan in fiscal year 2006.

Non-Qualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate
	Contributions In	Contributions in	Earnings in	Withdrawals/	Aggregate Balance at
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Last Fiscal Year-End
Name	($)	($)(1)	($)	($)	($)

David Toohey(2)	$63,824	$63,824	$103,167	—	$873,067

(1)	This amount is also reported in the “All Other Compensation” column of the Summary Compensation Table above.

(2)	Amounts reported were converted from Euros to U.S. dollars using the average exchange rate for the year reported.

Mr. Toohey, who is employed through an Irish subsidiary, participates in a defined contribution plan which is not a “qualified” plan under applicable United States tax laws. This defined contribution plan, which is also available to the two other employees of this subsidiary, is approved by the Irish Revenue Commissioners under the 1997 Taxes Consolidation Act. Employee contributions under the Irish plan up to age-determined maximums (based on a percentage of gross salary ranging from 15% to 40%, depending on age), along with a company match up to 15% of gross salary, are made free of tax in Ireland. The amount of gross salary on which contributions are based is capped at approximately $329,462. Under the Irish plan, contributions are made to a fund managed by Irish Life. At retirement participants can elect to take benefits in the form of: (a) a tax free lump sum cash payment of up to 1.5 times annual earnings; (b) purchase of an annuity; or (c) in certain circumstances and subject to limitation, transfer their account value to another approved retirement fund.

Except for Irish plan described above, our named executive officers do not participate in any other non-qualified defined contribution or other deferred compensation plans.

Pension Benefits.  Our named executive officers do not participate in any plan that provides for specified retirement benefits, or payments and benefits that will be provided primarily following retirement, other than defined contribution plans such as our 401(k) savings plan.

Potential Payments Upon Termination or Change-in-Control.  Our named executive officers are employees-at-will and as such do not have employment contracts with us. Other than provisions in our 2001 Stock Option and Incentive Plan that provide for all stock options to automatically become fully exercisable and any stock awards to become vested and non-forfeitable in the event of a “change of control” as defined in the plan, there are no contracts, agreements, plans or arrangements that provide for payments to our named executive officers at, following, or in connection with any termination of employment, change in control of our company or a change in a named executive officer’s responsibilities.

Director Compensation.  The following table sets forth information regarding the compensation of our directors during fiscal year 2006.

Director Compensation

					Change
					in Pension
					Value and
					Non-Qualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name (1)	($)	($)	($)(2)	($)	(#)	($)	($)
Carol R. Goldberg	—	—	$103,875	—	—	—	—
Robert P. Khederian	—	—	$103,875	—	—	—	—
John F. Levy	—	—	$103,875	—	—	—	—
John A. Quelch	—	—	$116,839	—	—	—	—
Peter Townsend	—	—	$103,875	—	—	—	—
Alfred M. Zeien	—	—	$103,875	—	—	—	—

(1)	Ron Zwanziger, Jerry McAleer and David Scott are not included in this table as they are employees of our company and accordingly receive no compensation for their services as directors. The compensation received by Mr. Zwanziger, Dr. McAleer and Dr. Scott as employees of our company are shown in the Summary Compensation Table above.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) from awards granted in 2005 and 2003, as no options were granted in 2004 or 2006. Assumptions used in the calculation of these amounts are included in Note 15 of the notes to our audited consolidated financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 26, 2007. The grant date fair value of the options granted was as follows for each of the directors: Carol R. Goldberg: $311,910 (2005); Robert P. Khederian: $311,910 (2005); John F. Levy: $311,910 (2005); John A. Quelch: $205,920 (2003) and $311,910 (2005); Peter Townsend: $311,910 (2005) and Alfred M. Zeien: $311,910 (2005). As of December 31, 2006, each director had the following number of options outstanding: Carol R. Goldberg: 50,000; Robert P. Khederian: 50,000; John F. Levy: 55,184; John A. Quelch: 50,000; Peter Townsend: 50,000 and Alfred M. Zeien: 50,000.

Our directors currently receive no cash compensation for their services as directors, although they are reimbursed for expenses incurred in connection with their attendance at board and committee meetings. However, options and other awards may be granted to directors in the sole discretion of the administrator of the 2001 Stock Option and Incentive Plan. No grants were made to our directors in fiscal year 2006.

Equity Compensation Plan Information

The following table furnishes information with respect to compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2006.

Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation plans
	exercise of outstanding	exercise price	(excluding securities
	options, warrants and	of outstanding options,	reflected in column
Plan category	rights(1)	warrants and rights	(a))(2)
	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,444,249	$22.19	2,224,977	(3)
Equity compensation plans not approved by security holders	—	—	—

Total	3,444,249	$22.19	2,224,977	(3)

(1)	This table excludes an aggregate of 330,241 shares issuable upon exercise of outstanding options assumed by the Company in connection with various acquisition transactions. The weighted average exercise price of the excluded options is $9.77.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2006, 1,988,726 shares under the 2001 Stock Option Plan may instead be issued in the form of restricted stock, unrestricted stock, performance share awards or other equity-based awards.

(3)	Includes 236,251 shares issuable under the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”), of which up to 127,008 shares are issuable in connection with the current offering period which ends on June 30, 2007, if all 392 participants had sufficient eligible compensation to make, and did make, the maximum allowable contribution during the offering period. Last offering period, with 327 employees participating, 32,768 shares of our common stock were issued pursuant to the ESPP on January 8, 2007 for all affiliates except Unipath Diagnostics GmbH and Clondiag chip technologies GmbH, which were issued on February 14, 2007, and one participant’s shares issued in March 2007.

2006 Audit Committee Report

We, the Audit Committee, oversee the Company’s accounting and financial reporting processes and assist the Board in its oversight of the qualifications, independence and performance of the Company’s independent auditors. In fulfilling our oversight responsibilities, we discussed with the Company’s independent registered public accounting firm, BDO Seidman, LLP, the overall scope and plans for their audit. Upon completion of the audit, we discussed with BDO Seidman the matters required to be discussed by Statement on Auditing Standards No. 61.

We also reviewed and discussed the audited, consolidated financial statements with management. We discussed with management certain significant accounting principles, the reasonableness of significant judgments and the clarity of disclosures in those financial statements.

The Audit Committee received and reviewed the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with BDO Seidman the auditor’s independence from management and the Company. We determined that the services provided by BDO Seidman during fiscal year 2006 are compatible with maintaining such auditor’s independence.

In reliance on the reviews and discussions referred to above, we recommended to the Board (and the Board approved) that the audited, consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John F. Levy, Chairman
Peter Townsend, Member
Robert P. Khederian, Member

Independent Public Accountants

Our Audit Committee engaged BDO Seidman, LLP to serve as our independent public accountant during the fiscal year ended December 31, 2006. Our Audit Committee has not formally selected our independent public accountant for the current fiscal year, but expects to make that selection at its next regular meeting. We expect representatives of BDO Seidman to be present at our 2007 annual meeting of stockholders, that they will have the opportunity to make a statement at such meeting if they so desire, and that they will be available to respond to appropriate questions from stockholders.

Audit Fees

We have not received a final invoice from BDO Seidman for professional services rendered for the audit of our consolidated financial statements for fiscal year 2006. However, we expect aggregate audit fees billed by BDO Seidman for fiscal year 2006 to be approximately $2,042,022, of which $1,892,991 has been billed to date. This includes $808,848 billed for professional services rendered in connection with the principal accountant’s audit of our internal controls and its related attestation report on management’s assessment of internal control over financial reporting issued in connection with the 2006 audit. Audit fees also include fees billed in connection with the principal accountant’s review of our quarterly financial statements and audit services normally provided by the principal accountant in connection with other statutory or regulatory filings. Aggregate audit fees billed by BDO Seidman for fiscal year 2005 were approximately $2,115,000.

Audit-Related Fees

Aggregate audit-related fees billed in 2006 and 2005 by BDO Seidman were $313,330 and $250,082, respectively. Audit-related fees consist primarily of fees billed for professional services rendered by the principal public accountant for accounting consultations and services related to business acquisitions and financings.

Tax Fees

Aggregate tax fees billed in 2006 and 2005 by BDO Seidman were $101,485 and $99,000, respectively. Tax fees include fees billed for professional services rendered by the principal public accountant for tax compliance, tax advice and tax planning.

All Other Fees

During 2006 and 2005, no other fees were billed by BDO Seidman, LLP.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the independent public accountant other than permitted non-audit services estimated in good faith by the auditors and management to entail fees payable of $25,000 or less on a project by project basis and which would otherwise qualify for exemption from the pre-approval requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present any services so pre-approved to the full Audit Committee at its next meeting.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related
  Party Transactions

Our Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, conduct an appropriate review of, and be responsible for the oversight of, all related party transactions on an ongoing basis.

The 2006 transaction with Piet Moerman, described below, was approved by the full Board of Directors with input from members of the Audit Committee.

Indebtedness of Certain Executive Officers
  and Directors

On August 15, 2001, Ron Zwanziger, our Chairman, Chief Executive Officer and President, purchased 1,168,191 shares of restricted stock from us at a price of approximately $9.13 per share under the 2001 Stock Option Plan. In connection with this purchase, Mr. Zwanziger delivered a five-year promissory note to us in the principal amount of $10,665,584. The promissory note was secured by the shares of restricted stock purchased by Mr. Zwanziger and accrued interest which compounded annually at the rate of 4.99% per year. In August 2006, Mr. Zwanziger paid all principal and accrued interest owing on the note in the amount of $11,197,096.

On December 3, 2001, David Scott, Ph.D., our Chief Scientific Officer and one of our directors, purchased 399,381 shares of restricted stock at a price of $6.20 per share by exercising an option granted to Dr. Scott in August 2001 under the 2001 Stock Option Plan. In connection with this purchase, Dr. Scott delivered a five-year promissory note to us in the principal amount of $2,475,763. The promissory note was secured by the shares of restricted stock purchased by Dr. Scott and accrued interest which compounded annually at the rate of 3.97% per year. In December 2006, Dr. Scott paid all principal and interest owing on the note in the amount of $2,571,320.39.

On December 3, 2001, Jerry McAleer, Ph.D., our Vice President, Research and Development, Vice President, Cardiology and one of our directors, purchased 250,000 shares of restricted stock at a price of $6.20 per share by exercising an option granted to Dr. McAleer in August 2001 under the 2001 Stock Option Plan. In connection with this purchase, Dr. McAleer delivered a five-year promissory note to us in the principal amount of $1,549,750. The promissory note was secured by the shares of restricted stock purchased by Dr. McAleer and accrued interest which compounded annually at the rate of 3.97% per year. In December 2006, Dr. McAleer paid all principal and accrued interest owing on the note in the amount of $1,606,832.

Automatic Exercise of Warrants by Zwanziger
  Family Ventures, LLC

In December 2001, Zwanziger Family Ventures, LLC, an entity managed by Ron Zwanziger and his spouse, received a five-year warrant to purchase 385,000 shares of our common stock at an exercise price of $17.15 per share (the fair value of our common stock on the date of grant) as consideration for entering into a lock-up agreement restricting its ability to dispose of our securities. The lock-up agreement was required by our lenders in connection with the financing of our acquisition of Unipath. Pursuant to the terms of the warrant, the warrant was automatically exercised pursuant to the net issuance provisions of the warrant immediately prior to its expiration in December 2006. As a result of the automatic exercise, on December 19, 2006, Zwanziger Family Ventures, LLC received 213,321 shares of our common stock valued at approximately $7,988,871 based on the closing price of our common stock on December 19, 2006 as reported by the American Stock Exchange.

Transaction with Piet Moerman

On June 20, 2006, through our subsidiary Inverness Medical Benelux Bvba, we acquired from Mr. Piet Moerman, all of the shares of capital stock of Innovative Medical Devices (“IMD”), a Belgian private company with limited liability, for 25,000 shares of our common stock, valued at $722,000. In connection with the acquisition, Mr. Moerman entered into a Management Agreement with IMD to serve as its manager for two (2) years at an annual salary of EUR 175,000 (excluding VAT). The purpose of the acquisition was to secure access to the research and development capabilities of IMD and Mr. Moerman, a scientist employed by our predecessor, Inverness Medical Technology, as well as to acquire intellectual property owned by IMD.

Mr. Moerman, who was the manager of IMD as well as its sole owner, is married to Hilde Eylenbosch, our President of Worldwide Consumer Diagnostics.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding shares of common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Such persons are required by applicable regulations to furnish us with copies of all reports filed pursuant to Section 16(a).

To our knowledge, based solely on a review of the copies of such reports received by us and certain written representations that no other reports were required, we believe that for the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with, except that three Form 3s were filed late, one each by Roger Piasio, David Teitel and Jon Russell. In addition, one Form 4 was filed late for Jerry McAleer.

Stockholder Proposals

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2008 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than December 10, 2007 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2008 annual meeting.

Stockholder proposals intended to be presented at our 2008 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on February 15, 2008, nor earlier than January 18, 2008, together with all supporting documentation and information required by our bylaws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Our Nominating and Corporate Governance Committee will consider director candidates recommended for nomination by stockholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. In order to have a director candidate considered by the Nominating and Corporate Governance Committee, the recommendation must be submitted to the Company Secretary at the address set forth on the first page of this proxy statement not later than December 5, 2007 and must include: the name and address of record of the stockholder; a representation that the stockholder is a record holder of our voting stock, or if the stockholder is not a record hold of our voting stock, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the stockholder and the proposed director candidate; the consent of the proposed director candidate (i) to be named in the proxy statement relating to the our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

Other Information

A copy of our Annual Report on Form 10-K/A, including the financial statements and the financial statement schedules, for the year ended December 31, 2006 (the “Annual Report”) shall be provided without charge to each person solicited hereby upon the written request made to:

Inverness Medical Innovations, Inc.
Investor Relations Department
51 Sawyer Road
Suite 200
Waltham, MA 02453-3448
Attn: Doug Guarino

In addition, copies of any exhibits to the Annual Report will be provided for a nominal charge to stockholders who make a written request to us at the above address.

The Board is aware of no other matters, except for those incident to the conduct of the annual meeting, that are to be presented to stockholders for formal action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board

Ron Zwanziger
Chairman, Chief Executive Officer and President

April 9, 2007

Appendix A
Form of Executive Option
NON-QUALIFIED STOCK OPTION AGREEMENT
FOR EMPLOYEES
UNDER THE
INVERNESS MEDICAL INNOVATIONS, INC.
2001 STOCK OPTION AND INCENTIVE PLAN

Name of Optionee:

Number of Option Shares:

Option Exercise Price Per Share:

Grant Date:

Expiration Date:

     Pursuant to the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, Inverness Medical Innovations, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase, on or prior to the Expiration Date specified above, all or part of the number of Option Shares of Common Stock, par value $0.001 per share (the “Stock”) of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan.
     1. Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall become exercisable with respect to the following number of Option Shares on the dates indicated, so long as the Optionee remains in employment with the Company on the Exercisability Date:

	Number of	Total Number of
Exercisability	Option Shares First	Option Shares
Date	Becoming Exercisable	Exercisable

	( %)	( %)

	( %)	( %)

	( %)	( %)

	( %)	(100%)

1

     Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.
     2. Manner of Exercise.
          (a) The Optionee may exercise this Option only in the following manner: from time to time on or prior to the Expiration Date of this Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.
     Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that have been “paid for” and beneficially owned by the Optionee for at least six months and are not then subject to any restrictions under any Company plan; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or (iv) a combination of (i), (ii), and (iii) above. Payment instruments will be received subject to collection.
     The delivery of certificates representing the Option Shares will be contingent upon the Company’s receipt from the Optionee of full payment for the Option Shares, as set forth above and any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Option shall be net of the Shares attested to.
          (b) Certificates for shares of Stock purchased upon exercise of this Stock Option shall be issued and delivered to the Optionee upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

          (c) The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 10 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.
          (d) Notwithstanding any other provision of this Agreement or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date.
     3. Termination of Employment. If the Optionee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated, no additional Option Shares shall become exercisable following the date of termination and the period within which to exercise the exercisable portion of the Option may be subject to earlier termination as set forth below.
          (a) Termination Due to Death. If the Optionee’s employment terminates by reason of death, any Option held by the Optionee shall become fully exercisable and may thereafter be exercised by the Optionee’s legal representative or legatee for a period of twelve months from the date of death or until the Expiration Date, if earlier.
          (b) Termination Due to Disability. If the Optionee’s employment terminates by reason of disability (as determined by the Administrator), any Option held by the Optionee shall become fully exercisable and may thereafter be exercised by the Optionee for a period of twelve months from the date of termination or until the Expiration Date, if earlier. The death of the Optionee during the twelve-month period provided in this Section 3(b) shall extend such period for another twelve months from the date of death or until the Expiration Date, if earlier.
          (c) Termination for Cause. If the Optionee’s employment terminates for Cause, any Option held by the Optionee shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean: (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of or a plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company. If it is discovered that an Optionee’s employment could have been terminated for Cause but such information was not known by the Company, the date of termination of employment shall be deemed to be the date on which the act constituting Cause took place. In the event that an Optionee has exercised an Option after he or she has committed an act constituting Cause, the Administrator may take action to recover the Option Shares and any gains made by the Optionee in respect of such Option Shares.
          (d) Other Termination. If the Optionee’s employment terminates for any reason other than death, disability or Cause, and unless otherwise determined by the Administrator, any Option held by the Optionee may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier; provided that if the Optionee’s employment terminates by reason of voluntary retirement (as determined by the Administrator) after the age of 58 then Options exercisable on the date of termination be exercised for a period of twelve months from the date of termination or until the Expiration Date, if earlier. Any Option that is not exercisable at such time shall terminate immediately and be of no further force or effect.

     The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.
     4. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
     5. Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee. Notwithstanding the foregoing, this Option may be transferred to members of the Optionee’s immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners upon approval of the Administrator following submission of a petition for such transfer from the Optionee to the Administrator and the agreement of the proposed transferee to be bound by the terms of the Plan and this Agreement.
     6. Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Subject to the written instructions from the Administrator, the Optionee may have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
     7. Miscellaneous.
          (a) Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Optionee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.
          (b) This Stock Option does not confer upon the Optionee any rights with respect to continuance of employment by the Company or any Subsidiary.
          (c) This Stock Option is not intended to be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended.
—Signature page follows—

For: INVERNESS MEDICAL INNOVATIONS, INC.
By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:

Optionee’s Signature

Optionee’s name and address:

C123456789

		000004	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Class III Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Robert P. Khederian*	☐	☐	02 - David Scott, Ph.D.*	☐	☐	03 - Peter Townsend*	☐	☐

* to serve until the 2010 annual meeting of stockholders.

	For	Against	Abstain

2. Approval of grant of options under our 2001 Stock Option and Incentive Plan to certain executive officers.	☐	☐	☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Non-Voting Items Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as names appear hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership by authorized person.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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■	C 1234567890 3 1 A V	J N T 0 1 2 6 8 9 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Inverness Medical Innovations, Inc.

51 SAWYER ROAD, SUITE 200
WALTHAM, MASSACHUSETTS 02453
Proxy For Annual Meeting of Stockholders To Be Held May 17, 2007
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints RON ZWANZIGER and PAUL T. HEMPEL, and each of them acting singly, Proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote all shares of the voting stock of Inverness Medical Innovations, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Inverness Medical Innovations, Inc. to be held on May 17, 2007 at 12:30 P.M. at the Company’s Corporate Headquarters, 51 Sawyer Road, Suite 200, Waltham, MA 02453, or any adjournment or postponement thereof, upon the matters set forth on the reverse side.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE; IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE.
(Continued and to be voted on reverse side.)